Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of January 2011, by and between MediaMind Technologies Ltd. (the "Company") and Sarit Firon, Israel I.D. number 022700041 (the "Employee").

WHEREAS: the Company desires to employ the Employee and the Employee desires to engage in such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a)
The Company agrees to employ the Employee as Chief Financial Officer and the Employee agrees to be employed by the Company as Chief Financial Officer according to the terms and conditions hereinafter set forth.

(b)
The Employee's duties and responsibilities shall be defined by her supervisor and shall include but not be limited to those set forth in Appendix A attached herein, if such appendix is attached.  The Employee shall be under the direct supervision of and comply with the directives of the Chief Executive Officer and/or President of the Company (“Supervisor”).

(c)
Excluding periods of vacation and sick leave to which the Employee is entitled or required, the Employee agrees to devote total attention and full time to the business and affairs of the Company and its subsidiaries as required discharging the responsibilities assigned to the Employee hereunder.  During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage actively in any other business activities or in any other activities which may hinder her performance hereunder, with or without compensation, for any other person, firm or company without the prior written consent of the Company.

(d)
The Employee's duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest 5711 - 1951 shall not apply to this Agreement.  The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractor.

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2.	Salary

(a)
The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross monthly salary of 60,000 NIS (the "Base Salary") and an addition of 10,000 NIS, gross monthly global pay for overtime (the “Overtime Payment”). The Base Salary and Overtime Payment shall be collectively referred to as the “Salary”. The Salary shall be payable monthly in arrears, till the 9th day of each month. The Salary includes full payment for all and any transportation reimbursements in the maximum amount of travel reimbursement pursuant to Israeli law, and will be updated from time to time (currently 510 NIS).

(b)
Quarterly Bonus. The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a quarterly bonus of US$10,000 (the "Quarterly Bonus"), Subject to achieving the quarterly targets, to be determined by Employee’s Supervisor. The Quarterly Bonus shall be payable, together with the Salary of the first month of the following quarter. The Quarterly Bonus shall be paid in local currency based in the exchange rate at the date of payment.

(c)
Commission. The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a commission equal to $30,000 per annum for 100% attainment of the pre-determined revenue target for the calendar year for the Group, as defined herein (the “Revenue Based Bonus”). The Revenue Based Bonus shall be calculated and paid in accordance with the Company’s Commission Policy, as amended from time to time, a copy of which shall be provided to the Employee. The Revenue Based Bonus shall be paid in local currency based on the exchange rate at the date of payment. For the purpose of this section the Group shall mean MediaMind Technologies, Inc., its subsidiaries, and any subsidiaries of the subsidiaries, as included in MediaMind Technologies Inc’s consolidated financial statements.

(d)	All amounts payable hereunder shall be reviewed annually by the Supervisor.

3.	Hours of Work

(a)
The Employee’s weekly working hours shall be 42.5 hours per week (excluding lunch break), while working hours on Sunday to Thursday shall not be less than eight and a half hours per day. Regular working hours shall be from 09:00 to 18:00 (including a break of 30 minutes).

(b)
The Company has flexible working hours. The Employee will be entitled, if she so desires, to work different hours from those of the regular working hours after consultation with all her co-workers and after obtaining authorization from her Supervisor, and only upon her completing her full monthly quota of working hours, as are required by her position. The Employee shall also be required to work additional hours and/or irregular working days, as may be required by the Company, from time to time.

(c)
Due to the nature of the work, and Employee’s ability to work in a flexible nature and add working hours from home the Overtime Payment represents a global monthly payment for 60 extra hours per month, without regard to actual overtime worked. The Employee may not work more than 60 hours overtime per month.

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4.	Employee Benefits

(a)	The Employee shall be entitled to the following benefits:

(i)	Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

(ii)	Vacation. The Employee shall be entitled to an annual vacation of twenty five (25) working days per working year.

(iii)
Executives’ Insurance. The Company shall effect an Executive Insurance Policy or an equivalent plan (such as a pension fund) (the “Policy”) in the name of the Employee, and shall pay a sum up to 15.83% of the Employee's Salary towards such Policy, of which 8.33% will be on account of severance pay, 5% on account of pension fund payments and up to 2.5% of the Employee’s Salary on account of disability insurance.  The Company shall deduct 5% from the Employee’s Salary to be paid on behalf of the Employee towards such Policy.

(iv)
Further Education Fund Contributions.  The Company shall pay a sum equal to 7.5% of the Employee’s Salary and shall deduct 2.5% from the Employee’s Salary to be paid on behalf of the Employee toward a further education fund.  Use of these funds shall be in accordance with the by-laws of such fund. Payments will be retroactive to the start date.

(v)
Lunch. The Company shall provide a meal allowance for the Employee on working days according to a meal plan to be established by the Company.  The cost of the meal allowance provided shall be considered part of the Employee’s taxable income and the tax shall be borne by the employee.

5.	Intellectuals Properties, Inventions, Patents, Etc.

(a)
Intellectuals Properties, Inventions, Etc.  The Employee agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by her, solely or jointly with others, or otherwise, during the term of her employment by the Company, and which may be useful in or relate to any business of the Company and/or any subsidiary or affiliate of the Company shall be fully disclosed by the Employee to her Supervisor, and shall be the sole and absolute property of the Company, and the Company will be the sole and absolute owner thereof.  The Employee agrees that at all times, both during her employment and after the termination of her employment, he will keep all of the same secret from everyone except the Company and its duly authorized employees and will disclose the same to no one except as required in good faith in the course of her employment with the Company, or by law, or unless otherwise authorized in writing by her Supervisor.

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(b)
Patents.  The Employee agrees, at the request of the Company, to make application in due form for United States Letters Patent and foreign Letters Patent on any of such systems, inventions, discoveries, improvements, processes, compounds and formulae referred to in this Section, and to assign to the Company all of her right, title and interest in and to said inventions, discoveries, improvements, processes, compounds, formulae and patent applications or patents thereon, and to execute at any and all times any and all instruments, and to do any and all acts necessary, or which the Company may deem desirable, in connection with such applications for Letters Patent, in order to establish and perfect in the Company the entire right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefore, or in the conduct of any proceedings or litigation in regard thereto.  It is understood and agreed that all costs and expenses, including but not limited to reasonable attorneys' fees, incurred at the request of the Company in connection with any action taken by the Employee pursuant to this Section, shall be borne by the Company.

(c)
Trade Secrets, Etc.  The Employee agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any systems, inventions, discoveries, improvements, processes, compounds, formulae referred to in this Section information and any trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment, clients' prices or other confidential or secret aspect of the business of the Company and/or any subsidiary or affiliate, except as may be required in good faith in the course of her employment with the Company or by law, without the prior written consent of the Company, unless such information shall become public knowledge (other than by reason of Executive's breach of the provisions hereof).

6.	Non-Competition; Solicitation

(a)
The Employee agrees that during her employment with the Company and for a period of 12 months after the Employee leaves the Company's employ for any reason, he shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Company or its subsidiaries or affiliates or any successor or assign thereof, nor will he solicit any other person to engage in any of the foregoing activities.  Participation in the management of any business operation other than in connection with the management of a business operation which is in competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section.  The foregoing provisions of this Section shall not prohibit the ownership by the Employee (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly public traded on a any national securities exchange.

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(b)
The Employee will not at any time during her employment with the Company and for a period of 12 months after the Employee leaves the Company's employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its subsidiaries or affiliates to work for the Employee or for any business, firm, corporation or other entity in which the Employee, directly or indirectly, in any capacity described in this Section, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(c)
If any of the covenants contained in this Section, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

7.	Term and Termination

(a)	The term of employment under this Agreement shall commence as of the date of this Agreement and will continue unless terminated under the following circumstances:

(i)
Disability.  The Company may terminate the Employee's employment after having established the Employee's disability.  For purposes of this Agreement, "disability" means a physical or mental infirmity which impairs the Employee's ability to substantially perform her duties under this Agreement which continues for a period of at least ninety (90) consecutive days.  Upon termination for disability, the Employee shall be entitled to severance pay required by law (subject to the provisions of Section 7(b) below).

Confidential

(ii)
Cause.  The Company may terminate the Employee's employment for cause.  For purposes of this Agreement, termination for "cause" shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company or its subsidiaries; (ii) any refusal to carry out a reasonable directive of the Supervisor which involves the business of the Company or its subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its subsidiaries; (iv) ownership direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its subsidiaries, including those products or services contemplated in a plan adopted by the Board of Directors of the Company or its subsidiaries; (v) any breach of the Employee’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (vi) any breach of this Agreement by the Employee, and (vii) any conduct (other than conduct in good faith) materially detrimental to the Company.  If the employment of the Employee is terminated for cause, then the Employee shall only be entitled to: (x) severance pay in the amount required by law, if required; and (y) the portion of the Policy that was contributed by the Employee.

(iii)
Without Cause. The Company may terminate the Employee's employment without cause provided that the Employee is given not less than thirty (30) days written notice.  During the 30-day notice period the Employee shall be entitled to compensation pursuant to Section 2 above.  Alternatively, the Company may pay Employee in lieu of such notice. Upon termination without cause, the Employee shall be entitled to severance pay required by law (subject to the provisions of Section 7(b) below) and in addition will be entitled to a lump sum equal to 3 months of her Base Salary, 3 months of the Revenue Based Bonus and the Quarterly MBO (the “Special Severance Payment”), provided the Employee signs a waiver of all claims in consideration for such payment.

(iv)
Termination by Employee.  The Employee may terminate her employment with the Company upon thirty (30) days notice to the Company.  During such 30-day period the Employee shall be entitled to compensation pursuant to Section 2 above. Employee shall also be entitled to the Special Severance Payment, subject to signing a waiver of all claims in consideration for such payment.

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(b)
Upon the termination of the Employee's employment with the Company, other than for cause (as defined in Section 7(a)(ii) above), the right to receive the Policy and the further education fund shall be automatically assigned to the Employee.

(c)
The Company and Employee agree and acknowledge that in the event the Company transfers ownership of any Employee insurance policy or the right to receive such policy to the Employee, then such transfer shall be credited against any obligation that the Company may have to pay severance pay to the Employee pursuant to the Severance Pay Law, 5727-1963.

(d)
During the period following notice of termination by any party for any reason, the Employee shall cooperate with the Company and use her or her best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with her duties or remain absent from the premises of the Company.

(e)
In the event of any termination of her employment, whether or not for cause and whatever the reason, the Employee will promptly deliver to the Company all documents, data, records and other information pertaining to her employment or any proprietary information or the Company’s intellectual property, and the Employee will not take with her any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to her employment or any proprietary information or Company’s intellectual property.

8.	Stock Options:

(a)
Employee has been granted Options pursuant to the MediaMind Technologies Inc. Stock Option Plan (the “Existing Options” and "Plan", respectively), during her employment with the Company’s parent, MediaMind Technologies Inc. Such Options shall remain in full force and effect and continue to vest during Employee’s employment with the Company.

(b)
Notwithstanding the above, upon the closing of a Change in Control event (as such term is defined below) or upon a Liquidation Event (as such term is defined below), 50% of any unvested Options held by the Optionee shall have their vesting accelerated and immediately exercisable and the remaining 50% shall be vested over the next 12 months in equal monthly installments. In the event of Employee's involuntary termination by the Company during the period of 12 months following a Change of Control, all (100%) unvested Options held by the Optionee shall have their vesting accelerated and immediately exercisable.

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“Liquidation Event” means: (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) initial public offering of the Company’s shares; or (iii) any Sale of the Corporation.  “Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Corporation, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

“Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates of the Company at the time the Plan is approved by the Company’s shareholders) owning fifty percent (50%) or more of the combined voting power of all classes of stock of the Company.

9.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

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The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	MediaMind Technologies Ltd. 25 HaCharoshet St. P.O Box 2041 Ra'anana 43663, Israel Attn: HR Department
The Employee:	Sarit Firon 14 Ha’Eshel St. Herzeliya, Israel

10.	Miscellaneous

(a)
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

(c)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d)
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

(e)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

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(f)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

(g)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

MediaMind Technologies Ltd. By: /s/ Gal Trifon Name: Gal Trifon Title: CEO	Employee: By: /s/ Sarit Firon Name: Sarit Firon

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